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                          BERKELEY CAPITAL MANAGEMENT FUNDS

                                    AMENDMENT TO
                         AGREEMENT AND DECLARATION OF TRUST
                                         OF
                         BERKELEY CAPITAL MANAGEMENT FUNDS

The undersigned, a Trustee of Berkeley Capital Management Funds, a Delaware business trust (the "Trust"), pursuant to a resolution adopted by the Board of Trustees of the Trust, hereby adopt the following amendments to the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"):

     A. The references to "BERKELEY CAPITAL MANAGEMENT FUNDS" on the title page, the table of contents and on page 1 of the Declaration of Trust shall be amended to read: "BERKELEY FUNDS."

     B. Article I, Section 1 of the Declaration of Trust is hereby amended to read as follows:

          Section 1.     Name.  This Trust shall be known as BERKELEY FUNDS,
                                and the Trustees shall conduct business under that name or any other name they may from time to time determine.

     C.   The references to "Berkeley Capital Management Funds" in Article VIII,
          Section 9 shall be amended to read: "Berkeley Funds."

     and the remainder of the Declaration of Trust shall remain unchanged.

It is the determination of the Trustees that approval of the shareholders of the Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. These amendments are made pursuant to the provisions of
Article VIII, Section 4 of the Declaration of Trust, which empowers the Trustees to amend the Declaration of Trust.


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     IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amendment, dated as of February 11, 1998.




---------------------------------
Cindee Beechwood, Trustee